Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-52032, 333-116102, and 333-427922 on Form S-8 and Registration Statement No. 333-136014 on Form S-3 of our reports dated November 7, 2007, relating to the consolidated financial statements of The Greenbrier Companies, Inc. and the effectiveness of The Greenbrier Companies, Inc.’s internal controls over financial reporting, appearing in this Annual Report on Form 10-K of The Greenbrier Companies, Inc. 4 for the year ended August 31, 2007.
/s/   Deloitte & Touche, LLP
Portland, Oregon
November 7, 2007